Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BROAD STREET REALTY, INC.

The present name of the corporation is Broad Street Realty, Inc. This corporation was incorporated under the name “VMS Hotel Investment Fund” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on March 13, 1987. This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the restated certificate of incorporation of this corporation filed with the Secretary of State of the State of Delaware on March 27, 1987, as amended, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the stockholders in accordance with Section 212 of the General Corporation Law of the State of Delaware.

The restated certificate of incorporation of this corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1 Name. The name of the Corporation is Broad Street Realty, Inc. (the “Corporation”).

ARTICLE II

Section 2.1 Address. The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1 Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation or obligation, engaging in business as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”).

ARTICLE IV

Section 4.1 Capitalization. The total number of shares of all classes of stock which the Corporation is authorized to issue is 301,000,000 shares, consisting of (i) 300,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The number of authorized shares of any of the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the holders of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Common Stock voting separately as a class shall be required therefor.

Section 4.2 Common Stock.

(A) Voting Rights.

(1) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) (as the same may be amended and/or restated from time to time, the “Restated Certificate”) that relates solely to the terms of any one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate or pursuant to the DGCL.

(2) Except as otherwise required in this Restated Certificate or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of any series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of such Preferred Stock).

(3) No holder of Common Stock shall be entitled to cumulate votes on behalf of any candidate for a directorship. No holder of Common Stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

(B) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, such dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) in its discretion shall determine.

(C) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of all outstanding shares of Common Stock or any holders of Preferred Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

Section 4.3 Preferred Stock.

(A) The Board is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate.

Section 4.4 Series A Preferred Stock. Pursuant to the authority conferred by this Article IV upon the Board, the Board created a series of 20,000 shares of Preferred Stock designated as Series A Preferred Stock by filing a Certificate of Designations of the Corporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on February 1, 2010, and the powers (including voting powers), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation’s Series A Preferred Stock are set forth in Exhibit A hereto and are incorporated herein by reference.

ARTICLE V

Section 5.1 Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the law of the State of Delaware or this Restated Certificate. The stockholders shall have the concurrent power to amend the Bylaws; provided that, in addition to any greater or additional vote of stockholders required by this Restated Certificate, the Bylaws or applicable law, the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders to make, amend, alter, change, add to or repeal any provision of the Bylaws.

ARTICLE VI

Section 6.1 Board of Directors.

(A) The business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to Section 6.1(G) below, the total number of directors constituting the Board shall be fixed exclusively by the Board.

(B) At each annual meeting of stockholders, all directors (other than those directors who may be elected by the holders of one or more series of Preferred Stock, voting separately as a series or separately as a class with one or more other series) shall be elected for a term expiring at the next succeeding annual meeting of stockholders and shall hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Restated Certificate shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(C) Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Restated Certificate applicable thereto.

(D) Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or separately as a class with one or more other such series, as the case may be) may be removed with or without cause upon the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(E) Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal, disqualification or other cause) shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(F) The Board, without any action by the stockholders of the Corporation, shall have the authority to cause the Corporation to elect to be subject to tax as a REIT for U.S. federal income tax purposes. Following any such election, if the Board determines that it is no longer in the best interests of the Corporation to continue to be taxed as a REIT for U.S. federal income tax purposes, the Board, without any action by the stockholders of the Corporation, may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. In addition, the Board, without any action by the stockholders of the Corporation, shall have and may exercise, on behalf of the Corporation, without limitation, the power to determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article XII of this Restated Certificate is no longer required to facilitate the Corporation’s qualification as a REIT.

(G) During any period when the holders of any outstanding series of Preferred Stock have the special right to elect additional directors, upon commencement and for the duration of such period during which such right continues: (i) the total number of directors constituting the Board shall automatically be increased by such specified number of additional directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to this Restated Certificate; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to this Restated Certificate, whichever occurs earlier, subject to such director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by this Restated Certificate, whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Restated Certificate, the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall automatically terminate, and any such director shall thereupon cease to be qualified as, and shall cease to be, a director, and the total number of directors comprising the total number of directors constituting the Board shall automatically be reduced accordingly.

ARTICLE VII

Section 7.1 Meeting of Stockholders.

(A) Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders; provided, however, that an action required or permitted to be taken by the holders of stock of the Corporation may be taken without a meeting, without prior notice and without a vote, if (i) a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were presented and voted and shall be delivered to the Corporation in accordance with the DGCL and (ii) such action shall have been approved in advance by the Board (acting by the affirmative vote of a majority of the total number of directors) and submitted by the Board to the stockholders for adoption thereby, acting by consent in lieu of a meeting thereof.

(B) Except as otherwise required by law and subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board.

(C) An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

(D) Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE VIII

Section 8.1 Limited Liability of Directors and Officers. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for liability (i) for a breach of a director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which a director or officer derived an improper personal benefit. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law as so amended (other than as noted above in clauses (i)-(iv)). Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Restated Certificate inconsistent with this Article VIII, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE IX

To the fullest extent permitted by law, the Corporation shall have the power to indemnify and advance expenses to, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Restated Certificate inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Section 10.1 Exclusive Jurisdiction for Certain Actions. Except as provided in Section 10.2, unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Restated Certificate or the Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine; provided that if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware.

Section 10.2 Exclusive Jurisdiction for Actions Arising Under the Securities Act. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Section 10.3 Application. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

Section 10.4 Third-Party Beneficiaries. This Article X is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to any complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying such offering.

ARTICLE XI

Section 11.1 Severability. If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XII

Section 12.1 Definitions. For the purpose of this Article XII, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board or any duly empowered committee thereof in accordance with Section 12.2.8 of this Restated Certificate. The value of the outstanding shares of Capital Stock shall be determined by the Board or any duly empowered committee thereof, which determination shall be final and conclusive for all purposes hereof. For the purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not shares of Capital Stock issuable with respect to the conversion, exchange or exercise of securities of the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code, including, without limitation, the number of shares of Capital Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in the State of New York are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock (including Series A Preferred Stock).

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 12.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 12.3.1.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of any class of the outstanding shares of Common Stock, or such other percentage determined by the Board or any duly empowered committee thereof in accordance with Section 12.2.8 of this Restated Certificate. The number and value of the outstanding shares of Common Stock of the Corporation shall be determined by the Board or any duly empowered committee thereof, which determination shall be final and conclusive for all purposes hereof. For purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not shares of Common Stock issuable with respect to the conversion, exchange or exercise of securities of the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by this Restated Certificate or by the Board or any duly empowered committee thereof pursuant to Section 12.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by this Restated Certificate or by the Board or any duly empowered committee thereof pursuant to Section 12.2.7 and subject to adjustment pursuant to Section 12.2.8, the percentage limit established for an Excepted Holder by this Restated Certificate or by the Board or any duly empowered committee thereof pursuant to Section 12.2.7.

Initial Date. The term “Initial Date” shall mean January 1st of the year after the first year for which the Corporation elects to be taxed as a REIT for federal income tax purpose.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price (as defined in this paragraph) for such Capital Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a National Securities Exchange (as defined in this Section 12.1) or, if such Capital Stock is not listed or admitted to trading on a National Securities Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board or any duly empowered committee thereof or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board or such committee.

National Securities Exchange. The term “National Securities Exchange” shall mean a securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group,” as that term is used for purposes of Rule 13d-5(b) or promulgated under Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer (as defined in this Section 12.1) (or other event), any Person who, but for the provisions of Section 12.2.1, would Beneficially Own or Constructively Own shares of Capital Stock in violation of the provisions of Section 12.2.1(A), and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board determines pursuant to Section 6.1(F) of this Restated Certificate that it is no longer in the best interests of the Corporation to be taxed as a REIT for federal income tax purposes or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

TRS. The term “TRS” shall mean a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the Corporation.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, whether directly or indirectly and whether by merger, consolidation, de-merger, division, conversion, redomestication, or otherwise, as well as any other event that causes any Person to acquire or change such Person’s percentage of Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends or other distributions on Capital Stock, including (a) the granting or exercise of any option or right to purchase or acquire (or any disposition of any option or right to purchase or acquire) any Capital Stock, (b) any disposition of any securities or rights convertible into or exchangeable or exercisable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or

Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trustee. The term “Trustee” shall mean the Person, unaffiliated with both the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Charitable Trust.

Section 12.2 Capital Stock.

Section 12.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date or as otherwise set forth below, and subject to Section 12.4:

(A) Basic Restrictions.

(1) Except as provided in Section 12.2.7 hereof, no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, and no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit. No Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(2) Except as provided in Section 12.2.7 hereof, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.

(3) Except as provided in Section 12.2.7 hereof, any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Capital Stock.

(4) Except as provided in Section 12.2.7 hereof, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent such Beneficial Ownership or Constructive Ownership would cause the Corporation to Beneficially Own or Constructively Own 9.9% or more of the ownership interests in a tenant (other than a TRS) of the Corporation’s real property within the meaning of Section 856(d)(2)(B) of the Code.

(5) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership would otherwise cause the Corporation to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) that operates a “qualified lodging facility” or “qualified health care property” (as defined in Section 856(e)(6)(D)(i) of the Code), on behalf of a TRS failing to qualify as such.

(6) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock could result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(B) Transfer in Trust/Transfer Void Ab Initio. If any Transfer of shares of Capital Stock (or other event) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 12.2.1(A)(1), (2), (4), (5) or (6),

(1) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 12.2.1(A)(1), (2), (4), (5) or (6) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a

Charitable Beneficiary, as described in Section 12.3, effective as of the close of business on the Business Day prior to the date of such Transfer (or other event), and such Person shall acquire no rights in such shares of Capital Stock; or

(2) if the transfer to the Charitable Trust described in clause (i) of this Section 12.2.1(B) would not be effective for any reason to prevent the violation of Section 12.2.1(A)(1), (2), (4), (5) or (6), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 12.2.1(A)(1), (2), (4), (5) or (6) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 12.2.2 Remedies for Breach. If the Board or any duly empowered committee thereof shall at any time determine that a Transfer or other event has taken place that results in a violation of, or is otherwise inconsistent with, Section 12.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of or in a manner inconsistent with Section 12.2.1 (whether or not any violation is intended), the Board or a duly empowered committee thereof, or other designees if permitted by the DGCL, shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock (which shares are and shall be deemed to be redeemable at the option of the Corporation for such consideration as may be determined by the Board or a duly empowered committee thereof), refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that, except with respect to any shares redeemed by the Corporation, any Transfer or attempted Transfer or other event in violation of Section 12.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or a duly empowered committee thereof, or other designee if permitted by the DGCL.

Section 12.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate or be inconsistent with Section 12.2.1(A) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 12.2.1(B) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 12.2.4 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(A) Every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating (1) the name and address of such owner, (2) the number of shares of Capital Stock Beneficially Owned and Constructively Owned and (3) a description of the manner in which such shares are held and owned. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(B) Each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

If any Person fails to provide the information required by Sections 12.2.4(A) or (B) in accordance with the provisions thereof, the Board or a duly empowered committee thereof may direct that all or a portion of such Person’s shares of Capital Stock be Transferred to a Charitable Trust or redeemed, in each case on the terms provided herein.

Section 12.2.5 Remedies Not Limited. Nothing contained in this Section 12.2 shall limit the authority of the Board or any duly empowered committee thereof to take such other action as it deems necessary or advisable to, subject to Section 6.1(F) of this Restated Certificate, protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT, including, without limitation, ordering a redemption of some or all of the shares of Capital Stock owned by any Person for such consideration as may be determined by the Board or such committee.

Section 12.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article XII, including any definition contained in Section 12.1 of this Article XII, the Board or any duly empowered committee of the Board shall have the power to determine the application of the provisions of this Article XII with respect to any situation based on the facts known to it at such time. In the event Section 12.2 or 12.3 requires an action by the Board or any duly empowered committee thereof and this Restated Certificate fails to provide specific guidance with respect to such action, the Board or such committee shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 12.1, 12.2 or 12.3. Absent a decision to the contrary by the Board or any duly empowered committee thereof (which the Board or such committee may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Sections 12.2.1 and 12.2.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 12.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 12.2.7 Exceptions.

(A) The Board or any duly empowered committee thereof, in its sole discretion, may exempt (prospectively or retroactively) a Person from the restrictions contained in Section 12.2.1(A)(1), (2) or (4), as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board or such committee obtains such representations, covenants and undertakings as the Board or such committee may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to lose its status as a REIT.

(B) Prior to granting any exception pursuant to Section 12.2.7(A), the Board or any duly empowered committee thereof may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board or such committee in its sole discretion, as it may deem necessary or advisable in order to determine or ensure that granting the exception will not cause the Corporation to lose its status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board or such committee may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(C) Subject to Section 12.2.1(A)(2),(4),(5) and (6), an underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or other private offering of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, private placement or immediate resale of such Capital Stock, and provided that the restrictions contained in Section 12.2.1(A) will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such shares of Capital Stock.

Section 12.2.8 Change in Aggregate Stock Ownership Limit, Common Stock Ownership Limit and Excepted Holder Limits.

(A) The Board or a duly empowered committee thereof may from time to time increase or decrease the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit; provided, however, that a decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit until such time as such Person’s percentage of Capital Stock equals or falls below the decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit, but until such time as such Person’s percentage of Capital Stock falls below such decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit, any further acquisition of Capital Stock will be in violation of the Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit and, provided further, that the new Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit would not allow five or fewer individuals (taking into account all Excepted Holders) to Beneficially Own or Constructively Own more than 49.9% in value of the outstanding Capital Stock.

(B) The Board or any duly empowered committee thereof may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the then-existing Aggregate Stock Ownership Limit or Common Stock Ownership Limit, as applicable.

Section 12.2.9 Legend. Each certificate, if any, representing shares of Capital Stock (or, in the case of any uncertificated shares, notice to the holders thereof under Section 151(f) of the DGCL) shall bear a legend summarizing the restrictions on ownership and transfer contained herein.

Section 12.3 Transfer of Capital Stock in Trust.

Section 12.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 12.2.1(B) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 12.2.1(B). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 12.3.6.

Section 12.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action or any other recourse whatsoever against the purported transferor of such Capital Stock.

Section 12.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or other distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Delaware law, effective as of the date that the shares of Capital Stock have been transferred to the Charitable Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (1) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (2) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article XII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 12.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to one or more Persons, designated by the Trustee, none of whose ownership of the shares will violate the ownership limitations set forth in Section 12.2.1(A). Upon such sale or sales, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 12.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 12.3.3 of this Article XII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary, together with any distributions thereon. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (1) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (2) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 12.3.4, such excess shall be paid to the Trustee upon demand.

Section 12.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (2) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 12.3.3 of this Article XII. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 12.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner, and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

Section 12.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (1) the shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 12.2.1(A) in the hands of such Charitable Beneficiary and (2) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 12.2.1(B)(1) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 12.4 National Securities Exchange Transactions. Nothing in this Article XII shall preclude the settlement of any transaction entered into through the facilities of a National Securities Exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article XII, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article XII.

Section 12.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XII.

Section 12.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board, as the case may be, except to the extent specifically waived in writing.

Section 12.7 Severability. If any provision of this Article XII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE XIII

Section 13.1 Amendments. Except as may be expressly provided in this Restated Certificate, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, officers, directors or any other persons whomsoever by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XIII. In addition to any greater or additional vote of stockholders required by this Restated Certificate or applicable law, any alteration, amendment or repeal of, or the adoption of any provision inconsistent with, Article V, Article VII, Article VIII, Article IX, Article X, Article XII or this Article XIII of this Restated Certificate shall require for its approval the affirmative vote of the holders of not less than two-thirds (2/3) in voting power of the outstanding stock entitled to vote thereon, voting together as one class.

* * * * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned authorized officer as of this 23rd day of October, 2023.

BROAD STREET REALTY, INC.

By:	/s/ Michael Jacoby
Name:	Michael Z. Jacoby
Title:	Chief Executive Officer

Exhibit A

CERTIFICATE OF DESIGNATION

OF

BROAD STREET REALTY, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended and restated from time to time, the Board of Directors duly adopted the following resolution by unanimous written consent:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, a series of redeemable preferred stock of the Corporation is hereby created, of which the powers, designations, preferences and other rights, qualifications and restrictions, shall be as follows:

1. Designation and Rank. There shall be a series of convertible preferred stock of the Corporation that is hereby designated as “Series A Preferred Stock,” which shall consist of 20,000 shares, having a par value of $0.01 per share. The issuance price of the Series A Preferred Stock shall be $100 per share (the “Issuance Price”). The Series A Preferred Stock shall rank senior to the Common Stock and to any other capital stock of the Corporation as to dividends and distribution of assets upon the liquidation, dissolution or winding up of the Corporation. Any capitalized terms used herein but not defined shall have the meanings assigned to them in the Certificate of Incorporation.

2. Dividends.

(a) The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cumulative, non-compounded cash dividends on each outstanding share of Series A Preferred Stock at the rate of 10.0% of the Issuance Price per annum (“Series A Preferred Dividends”), which shall begin to accrue on January 1, 2010. The Series A Preferred Dividends shall be payable semiannually to the holders of Series A Preferred Stock, when and as declared by the Board of Directors, on June 30 and December 31 of each year, that shares of Series A Preferred Stock are outstanding (each, a “Payment Date”) beginning June 30, 2010; provided that due and unpaid Series A Preferred Dividends may be declared and paid on any date declared by the Board of Directors.

(b) Any Series A Preferred Dividends due and unpaid on any Payment Date, whether or not declared by the Board of Directors, shall accrue with any other due and unpaid Series A Preferred Dividends, regardless of whether there are profits, surplus or other funds of the Corporation legally available for payment of dividends. Unpaid Series A Preferred Dividends for any period less than a full semiannual period shall accrue on a day-to-day basis and shall be computed on the basis of a 365-day year.

(c) If, on any Payment Date, Series A Preferred Dividends are not fully paid to the holders of Series A Preferred Stock, and funds legally available are insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, then the entire amount legally available for payment of Series A Preferred Dividends shall be distributed among the holders of Series A Preferred Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and the remainder shall cumulate as provided in Section 2(b).

(d) For as long as any shares of Series A Preferred Stock are outstanding, the Board of Directors shall not declare or pay any dividend whatsoever on any Common Stock, whether in cash, stock, property or otherwise, nor shall the Board of Directors make any distribution on any Common Stock, unless all Series A Preferred Dividends for all previous Payment Dates have been paid in full.

3. Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, sale, merger, consolidation, dissolution or winding up of the Corporation (each, a “Liquidation Event”), before any distribution of assets shall be made to the holders of Common Stock, each holder of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (the “Available Assets”) an amount equal to the Issuance Price plus all Series A Preferred Dividends, accrued and unpaid on such shares up to the date of distribution of the Available Assets (such amount being referred to as the “Liquidation Preference”). The amount deemed distributed for purposes of determining a Liquidation Preference shall be the cash or the fair market value of the property, rights or securities distributed to the holders of Series A Preferred Stock as determined in good faith by the Board of Directors. If, upon a Liquidation Event, the Available Assets are insufficient to pay a Liquidation Preference to the holders of Series A Preferred Stock in full, then the Available Assets shall be distributed ratably among the holders of Series A Preferred Stock in proportion to their respective ownership of shares of Series A Preferred Stock.

(b) Upon full payment of a Liquidation Preference, the remaining Available Assets shall be distributed among all of the holders of Common Stock and Series A Preferred Stock, pro rata, regardless of class, and in proportion to their respective ownership of shares of capital stock in the Corporation assuming conversion in full of the Series A Preferred Stock into shares of Common Stock.

(c) For purposes of this Section 3, a Liquidation Event shall be deemed to occur upon: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any of the stockholders of the Corporation as of the date hereof (collectively, the “Initial Stockholders”), or persons controlling, controlled by or under common control with any Initial Stockholder, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 50% of the issued and outstanding capital stock of the Corporation, (ii) the sale of all or substantially all of the assets of the Corporation, or (iii) the consolidation or merger of the Corporation with or into another corporation or corporations or other entity in which the Corporation is not the survivor (except any such corporation or entity controlled, directly or indirectly, by the Corporation) and the Initial Stockholders hold less than 50% of the issued and outstanding capital stock of the survivor.

(d) The Corporation shall give prior written notice of any impending Liquidation Event to each holder of Series A Preferred Stock no later than five days after approval of such Liquidation Event by the stockholders of the Corporation entitled to vote on such matter (each, a “Liquidation Notice”). Each Liquidation Notice shall describe, in reasonable detail, the terms and conditions of the impending Liquidation Event, and the Corporation shall thereafter give the holders of Series A Preferred Stock prompt notice of any changes thereto. A Liquidation Event shall not occur or close earlier than five days after the Corporation has properly submitted a Liquidation Notice or earlier than five days after the Corporation has given proper notice of any changes thereto.

(e) In the event the Corporation fails to comply with this Section 3, the Corporation shall either cause the closing of the Liquidation Event to be postponed until the requirements of this Section 3 are satisfied, or cancel such Liquidation Event, in which event all of the rights, preferences and privileges of the holders of Series A Preferred Stock shall be unaffected.

4. Voting. Except as otherwise required by the General Corporation Law of the State of Delaware, the holders of Series A Preferred Stock shall not have the right to vote on or consent to any matters to be voted on by the stockholders of the Corporation; provided, however, that neither the Board of Directors nor the Corporation shall, without the prior written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, or the affirmative vote of at least a majority of the then outstanding shares of Series A Preferred Stock present in person or by proxy at a meeting of stockholders, consenting or voting, as the case may be, separately as a class:

(a) authorize or issue any other class or series of capital stock on parity with or senior to the Series A Preferred Stock;

(b) amend, alter or repeal any provision of the Certificate of Incorporation, this Certificate of Designation or the By-Laws of the Corporation that adversely affects the rights, powers, preferences or privileges of, or increases the authorized number of shares of, Series A Preferred Stock.

5. Conversion.

(a) Discretionary Conversion.

(i) Shares of Series A Preferred Stock, excluding accrued Series A Preferred Dividends, which will be paid as described above, may, in the sole discretion of the Holder of such shares of Series A Preferred Stock (a “Holder,” and collectively the “Holders”) and by written notice to the Corporation, be converted into shares of Common Stock, at the Conversion Price (as defined below) in whole or in part at any time.

(ii) The “Conversion Price” will be $0.20 per share of Common Stock, subject to adjustments as set forth in Section 5(c) below.

(b) Other Conversion Terms.

(i) As soon as practicable following any conversion of shares of Series A Preferred Stock, the Corporation shall issue to Holder a certificate, issued in the name of Holder, for the number of shares of Common Stock issuable upon such conversion (the “Conversion Shares”); provided that the Corporation may withhold delivery of such stock certificate until such time as Holder delivers the certificate(s) representing the shares of Series a Preferred Stock to be converted for cancellation (or, in lieu thereof, an executed and notarized affidavit of lost stock certificate in form and substance acceptable to the Corporation). Upon receipt by the Corporation of the Series A Preferred Stock certificate at its office, in proper form for conversion, Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such conversion, notwithstanding that the stock transfer books of the Corporation shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Holder. The shares of Common Stock shall be “restricted securities” as defined in the Securities Act of 1933, as amended (the “Securities Act”).

(ii) The Corporation shall not, by amendment of its Certificate of Incorporation, or through any sale, capital reorganization or reclassification of the Common Stock, issuance or sale of securities, transfer of assets, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder against impairment. Without limiting the generality of the foregoing, the Corporation (A) shall take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue shares of Common Stock upon the conversion of the Series A Preferred Stock , and (B) shall not take any action that results in any adjustment to the number of shares of Common Stock issuable upon exercise of the Series A Preferred Stock such that the number of shares of Common Stock issuable after the action upon conversion of the Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation’s Certificate of Incorporation and available for the purpose of issuance upon such conversion.

(iii) No fractional shares shall be issued on the conversion of the Series A Preferred Stock. As to any fraction of a share that a Holder would otherwise be entitled to receive upon conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(c) Certain Adjustments.

(i) Stock Dividends and Stock Splits. If the Corporation, at any time while shares of the Series A Preferred Stock are outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effectively immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(ii) Reorganizations. If any capital reorganization of the Corporation shall be affected in such a way that the holders of the Common Stock shall be entitled to receive securities or assets with respect to or in exchange for shares of Common Stock, adequate provision shall be made, prior to and as a condition of such reorganization whereby the Holders shall have the right to receive, upon the terms and conditions specified herein and in lieu of the shares of Common Stock otherwise receivable upon the conversion of the Series A Preferred Stock, such securities or assets as may be issued or payable with respect to or in exchange for the number of outstanding shares of Common Stock equal to the number of shares otherwise receivable by the Holders had such reorganization not taken place. In any such case, appropriate provision shall be made with respect to the rights and interests of the Holders so that the provisions of the Series A Preferred Stock shall be applicable with respect to any securities or assets thereafter deliverable upon conversion of the Series A Preferred Stock.

(iii) Notice to Holder. Whenever the Conversion Price is adjusted pursuant to this Section 5(c), the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

6. Piggyback Registration Rights. The Corporation shall notify each Holder in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Corporation (including, but not limited to, registration statements relating to secondary offerings of securities of the Corporation, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each Holder an opportunity to include in such registration statement all or part of its Conversion Shares. If any Holder desires to include in any such registration statement all or any part of the Conversion Shares, it shall, within fifteen (15) days after the above-described notice from the Corporation, so notify the Corporation in writing. Such notice shall state the intended method of disposition of the Conversion Shares by Holder. If a Holder decides not to include all of its Conversion Shares in any registration statement thereafter filed by the Corporation, Holder shall nevertheless continue to have the right to include any Conversion Shares in any subsequent registration statement or registration statements as may be filed by the Corporation with respect to offerings of its securities. In the event any registration pursuant to this Section 6 shall be, in whole or in part, an underwritten public offering of the Common Stock, the number of Conversion Shares to be included in such an underwriting may be reduced by the managing underwriter if and to the extent that the Corporation and the underwriter shall reasonably be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Corporation therein; provided, however, that the Corporation shall notify each Holder in writing of any such reduction. Standard mutual indemnification terms and conditions shall apply in respect of any such registration statement. The Corporation shall bear the costs and expenses of such registration and each Holder shall bear the costs and expenses, including brokerage commissions and underwriter’s discounts in respect of the resale of its Conversion Shares. Notwithstanding the foregoing provision, the Corporation may withdraw or delay or suffer a delay of any registration statement referred to herein without thereby incurring any liability to any Holder.